                                                                       EXHIBIT 2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                               Ss.
                                     Ss.
EQUALNET CORPORATION,                Ss.          CASE NO.  98-39561-H5-11
         A DELAWARE CORPORATION      Ss.                (JUDGE BROWN)
                                     Ss.                (CHAPTER 11)
                                     Ss.
         DEBTOR.                     Ss.

                              FIRST MODIFICATION TO
                 SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
             EQUALNET CORPORATION AND EQUALNET COMMUNICATIONS CORP.

TO THE HONORABLE KAREN K. BROWN,
UNITED STATES BANKRUPTCY JUDGE:

         EqualNet Corporation, Debtor ("EqualNet") and Equalnet Communications Corp. ("ECC") modify their Second Amended Joint Plan of Reorganization ("the Plan") in the following respects.

         1. Article 25.1 of the Plan is hereby modified pursuant to the Escrow Agreement that is attached to this modification and incorporated herein for all purposes.

         DATED: APRIL 27, 1999
                                      Respectfully submitted,

                                      KIRKENDALL & ISGUR, LLP


                                   By:   /s/
                                     -------------------------------------------
                                      Thomas Kirkendall
                                      State Bar No. 11517300
                                      Joseph Epstein
                                      State Bar No. 06639320
                                      700 Louisiana, Suite 4200
                                      Houston, Texas 77002
                                      (713) 225-4646
                                      (713) 230-0016 (facsimile)

                                      ATTORNEYS FOR EQUALNET CORPORATION, DEBTOR


                                      EQUALNET COMMUNICATIONS CORP.

FIRST MODIFICATION OF JOINT SECOND AMENDED PLAN OF REORGANIZATION
APRIL 27, 1999
PAGE 1

                          By: /s/
                              ----------------------------------------
                              Mitchell Bodian, Chief Executive Officer
                              1250 Wood Branch Park Drive
                              Houston, Texas  77079
                              (281) 529-4600
                              (281) 529-4650 (fax)

APPROVED:

SMITH, GAMBRELL & RUSSELL, LLP


/s/
-----------------------------
Darryl S. Laddin
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia  30309-3592
(404) 815-3798
(404) 685-7098 (fax)

ATTORNEYS FOR THE UNSECURED CREDITORS' COMMITTEE OF EQUALNET CORPORATION






FIRST MODIFICATION OF JOINT SECOND AMENDED PLAN OF REORGANIZATION
APRIL 27, 1999
PAGE 2

                          EQUALNET COMMUNICATIONS CORP.
                           1250 WOOD BRANCH PARK DRIVE
                              HOUSTON, TEXAS 77079
                                 (281) 529-4600
                              (281) 529-4650 (FAX)

                                 April 26, 1999

Mr. Darryl Laddin
Smith, Gambrell & Russell, LLP
Counsel to the Unsecured Creditors' Committee of EqualNet Corporation
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia  30309-3592

         Re: Escrow Agreement regarding deposit of $150,000 in connection with confirmation of EqualNet Corporation and Equalnet Communications Corp.'s Second Amended Plan of Reorganization ("the Plan")

Dear Mr. Laddin:

         This confirms the agreement between the Unsecured Creditors' Committee of EqualNet Corporation ("the Committee"), Kirkendall & Isgur, LLP, Escrow Agent ("Escrow Agent"), and Equalnet Communications Corp. ("ECC") regarding ECC's deposit of $150,000 with the Escrow Agent pending confirmation and consummation of the Plan.

         ECC has deposited $150,000 in the Escrow Agent's trust account as consideration for the Committee's agreement to a modification of the condition in Article 25.1 of the Plan that ECC deposit the ECC Cash Payment, the New Capital, and the professional fees and expenses (collectively "the Plan funding") with the Escrow Agent prior to the Court's entry of the Confirmation Order. Article 25.1 of the Plan shall be modified in the Confirmation Order to provide that the Plan funding shall be delivered on or before 5:00 p.m., Central Time, ten days after the Bankruptcy Court enters the Confirmation Order.

         If the Plan funding is timely delivered, then the $150,000 may be used as a portion of the Plan funding. If the Plan funding is not timely delivered (except for the two exceptions set forth below), then the $150,000 shall be delivered to the trust account of counsel for the Committee pending further Bankruptcy Court Order, and no claim to such funds shall be made by ECC, the Debtor, or any current or former insider, employee, or affiliate of ECC or the Debtor.

         If Plan funding is not delivered timely because of the following two reasons, then Escrow Agent shall promptly deliver the $150,000 to ECC:

               2. The Confirmation Order or consummation of the Plan is stayed by an Order of the Bankruptcy Court or appellate court;



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LETTER AGREEMENT
APRIL 26, 1999
PAGE 4

                  3. ECC's stock is delisted by the Nasdaq Exchange on or before ten days after the Bankruptcy Court's entry of the Confirmation Order, and such delisting is not the result of (a) failure to obtain the Plan funding, (b) a material adverse change in the financial condition of ECC or EqualNet Corporation, or (c) any communication by ECC, the Debtor, or an employee, insider, or representative of ECC or the Debtor to the SEC or the Nasdaq Exchange that there is a reason to believe that either (a) or (b) will occur.

         ECC represents and warrants to the Committee that, to the best of its knowledge, ECC is not aware of any additional facts or circumstances that would result in the delisting of its stock prior to Plan funding, except for the facts and circumstances previously disclosed to the Nasdaq Exchange in written or oral communications.

         Between the date of this agreement and the date of Plan funding, ECC shall promptly advise counsel for the Committee on a confidential basis of the substance and nature of any communication between ECC and the Nasdaq Exchange regarding any issues pertaining to delisting.

         This letter represents the entire agreement of the parties and shall not be modified except in writing. This agreement shall be interpreted in accordance with Texas law, and the Bankruptcy Court shall resolve any dispute that may arise in regard to this agreement.

                                   Very truly yours,

                                   EQUALNET COMMUNICATIONS CORP.


                                   By: /s/
                                     ----------------------------------------
                                     Mitchell Bodian, Chief Executive Officer

APPROVED:

UNSECURED CREDITORS' COMMITTEE OF EQUALNET CORPORATION


By: /s/
  ---------------------------------------------------
         Smith, Gambrell & Russell, LLP., its counsel


ESCROW AGENT


By:     /s/
   ------------------------------
         Kirkendall & Isgur, LLP